Exhibit 10.32

TITLE INSURANCE
QUOTA SHARE REINSURANCE CONTRACT
Effective:
Date of Policy of first incepting Eligible Policy

TITLE INSURANCE QUOTA SHARE REINSURANCE CONTRACT
(the “Contract”)
by and among
The Applicable Companies listed in Schedule 1 in relation to the Relevant US State,
(as such Schedule 1 shall be amended from time to time to include additional Applicable
Companies agreed by the Reinsurer and States Title, Inc)
(each an “Applicable Company” and together the “Companies”),
AND
States Title, Inc
(acting as Agent on behalf of the Companies)
AND
SCOR GLOBAL P&C SE – Zurich Branch
General Guisan-Quai 26, 8022 Zurich, Switzerland
(the “Reinsurer”)
ARTICLE 1
BUSINESS COVERED
1.This Contract is to indemnify each Applicable Company in respect of the liability that may accrue to that Applicable Company as a result of loss or losses under policies classified by the Applicable Company as lender title insurance and that are also an “Eligible Policy” as herein defined. An “Eligible Policy” shall be any policy issued by an Applicable Company, written on ALTA Loan Policy 6-17-06 form (or substantially similar policy form agreed to in writing by States Title, the Reinsurer and the Applicable Company, such agreement not to be unreasonably withheld, delayed or conditioned) that covers property title issued at the origination of a mortgage refinancing loan or Home Equity Line of Credit loan for 1-family, 2-family, 3-family or 4-family residences, which at the time and place of origination meet the criteria of the Federal Housing Finance Agency for a “conforming” mortgage that could be acquired by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation whether or not such loan is actually sold to the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, provided, however, that the policies are underwritten using States Title’s artificial intelligence-driven methods (disclosed to and approved by the Reinsurer) rather than manual or traditional methods.
ARTICLE 2
TERRITORY
1.The territorial limits of this Contract will be identical with those of the Applicable Company’s Eligible Policies.

ARTICLE 3
DEFINITIONS

“Agreement Year”	As used herein, Agreement Year shall mean the 12-month period beginning at inception of the initial term as described in Article 7 – TERM, and each subsequent 12-month period during the Term of this Contract, it being understood that all premiums and Losses under Eligible Policies with a Date of Policy within any Agreement Year shall be allocated to that Agreement Year irrespective when such premiums are reported or any Losses occur.
“Allocated Loss Adjustment Expense”
As used herein, Allocated Loss Adjustment Expense shall mean reasonable and proper expenses incurred by the Applicable Company which are assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of Claims, regardless of how such expenses are classified for statutory reporting purposes and will include, but not be limited to:
1.Charges or expenses incurred through the use of third party claim services or technical services;
2.Expenses of the Applicable Company’s officials incurred in connection with the Loss, but will not include salaries of the Applicable Company’s officials or normal overhead expenses of the Applicable Company;
3.Court costs;
4.Interest accrued prior to final judgment, if such interest does not erode the applicable limit of liability of the Applicable Company’s Eligible Policy;
5.Interest accrued after final judgment;
6.Declaratory Judgment Expense;
7.Monitoring counsel expense;
8.Costs of any arbitration proceeding instituted by either the Applicable Company or one of its insureds to determine the Applicable Company’s obligation, if any, pursuant to an Eligible Policy reinsured hereunder;
9.Costs of supersedeas and appeal bonds; and
10.Expense incurred in pursuing salvage, subrogation, or other recoveries.
Allocated Loss Adjustment Expense does not include salaries of the Applicable Company’s officials and regular office employees and office expenses of the Applicable Company.

“ALTA Loan Policy 6-17-06”	As used herein, ALTA Loan Policy 6-17-06 means the American Land Title Association Loan Policy which was adopted on 17 June 2006 and applicable ALTA endorsements.
“Bribery”	As used herein, Bribery shall mean any action that is considered as an act of corruption or bribery under the laws or regulations applicable to the parties to this Contract.
“Business Day”	As used herein, Business Day shall mean a day, other than a Saturday, Sunday or US Federal public holiday. When used hereunder, “day” shall mean any calendar day.

“Claim”	As used herein, Claim shall mean any claim or other demand by a person or party asserting it is entitled to coverage under an Eligible Policy for a Loss it asserts it has incurred and that is covered by the terms of the Eligible Policy.
“Date of Policy”	As used herein, Date of Policy shall mean the date on which an Eligible Policy is issued by an Applicable Company and the risk covered by such policy attaches to the Applicable Company.
“Declaratory Judgment Expense(s)”	As used herein, Declaratory Judgment Expense(s) shall mean all reasonable and proper expenses incurred by the Applicable Company in connection with declaratory judgment actions that are brought by insureds or the Applicable Company relating in any way to a Claim and/or to determine the Applicable Company’s defense and/or indemnification obligations, and that are allocable to specific Claims on specific Eligible Policies subject to this Contract. Declaratory Judgment Expenses will be deemed to have been fully incurred by or on behalf of the Applicable Company during the Agreement Year of the Date of Policy of the Eligible Policy giving rise to the action and shall be payable under this Contract irrespective of whether an actual Loss has been paid by the Applicable Company.
“Ex-Gratia Settlement(s)”	As used herein, Ex-Gratia Settlement(s) shall mean all settlements of Claims tendered but not covered under the Eligible Policies, which Eligible Policies are otherwise reinsured hereunder, other than Extra Contractual Obligations and/or Losses in Excess of Policy Limits as defined in Article 4 – RETENTION AND LIMITS. Ex-Gratia Settlement(s) will not include settlements of Claims that are arguably within coverage under the Eligible Policies reinsured hereunder, nor reasonable settlements made to avoid costs that could be incurred in connection with potential or actual litigation of coverage issues relating to Claims arising under the Eligible Policies reinsured hereunder, nor losses excluded under this Contract.
“Gross Net Written Premium”	As used herein, Gross Net Written Premium shall mean the gross written premium of each Applicable Company for the Eligible Policies reinsured hereunder including policy fees, if any, less cancellations and return premiums, but inclusive of Ceding Commission as described in Article 13 – CEDING COMMISSION AND PROFIT COMMISSION.
“Loss(es)”
As used herein, Loss(es) shall mean the amount of any settlement, award or judgment paid by the Applicable Company or for which the Applicable Company has become liable to pay in respect of a Claim to it under an Eligible Policy less all recoveries, salvages and subrogations, which are actually recovered.
The Applicable Company will be deemed to be “liable to pay” when a judgment has been rendered that the Applicable Company does not plan to appeal, and/or the Applicable Company has agreed to settle a Claim and has obtained a release and/or the Applicable Company has accepted a proof of loss.

“Personal Data”	As used herein, Personal Data shall mean any non-public data or information relating to an identified or identifiable natural person and which are exchanged between the parties in connection with the reinsurance being provided under this Contract and subject to data protection legislation or regulation and principles specifically applicable to the parties to this Contract.
“States Title”	As used herein, States Title means States Title, Inc., a company incorporated in Delaware with registered address c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
“Term”	As used herein, Term shall mean (i) the Initial Term and (ii) the Subsequent Term (if the Contract is extended).

ARTICLE 4
RETENTION AND LIMIT
1.During the Initial Term (as defined hereunder), each Applicable Company shall cede and the Reinsurer shall accept by way of reinsurance one hundred percent (100%) quota share of the Applicable Company’s Gross Net Written Premium and associated liability for Losses under Eligible Policies covered hereunder.
2.During each Agreement Year of the Subsequent Term (as defined hereunder), if any, each Applicable Company shall cede and the Reinsurer shall accept by way of reinsurance the quota share of the Applicable Company’s Gross Net Written Premium as the parties shall agree in writing, it being agreed between the parties that this shall be a minimum of twenty five percent (25%) quota share of the Applicable Company’s Gross Net Written Premium and associated matching liability for Losses under Eligible Policies covered hereunder.
3.Notwithstanding the provisions of paragraph 1 and 2 of this Article, the limit of liability of the Reinsurer in relation to each Eligible Policy, including Allocated Loss Adjustment Expense, Extra Contractual Obligations, Ex-Gratia Settlement(s) and Loss in Excess of Original Policy Limits (if any), will not exceed two times the “extent of liability” (as defined in Condition 8 of the ALTA Loan Policy 6-17-06 or as may be otherwise titled and defined under other types of policy covered by this Contract) of the relevant Eligible Policy giving rise to any one Loss, adjusted for each Eligible Policy issued during each Agreement Year of the Subsequent Term to reflect the quota share of the Applicable Company’s Gross Net Written Premium the parties shall have agreed in writing will be ceded by each Applicable Company to the Reinsurer as set out in paragraph 2 of this Article to the intent that the Reinsurer’s limit of liability in relation to each such Eligible Policy will not exceed two times the “extent of liability” (as defined in Condition 8 of the ALTA Loan Policy 6-17-06 or as may be otherwise titled and defined under other types of policy covered by this Contract) multiplied by the percentage of the Applicable Company’s Gross Net Written Premium ceded to the Reinsurer.
ARTICLE 5
REINSURANCE PREMIUM
1.During the Initial Term the Reinsurer shall be credited with 100% of the Gross Net Written Premium ceded, subject to the provisions of Article 13 – CEDING COMMISSION AND PROFIT COMMISSION.
2.During each Agreement Year of the Subsequent Term the Reinsurer shall be credited with the quota share of the Applicable Company’s Gross Net Written Premium the parties agree in writing be ceded to the Reinsurer it being agreed between the parties that this shall be a minimum of 25% of the Gross Net Written Premium ceded, subject to the provisions of Article 13 – CEDING COMMISSION AND PROFIT COMMISSION.
3.The Gross Net Written Premium ceded to the Reinsurer for the Initial Term will not exceed an aggregate amount of $60,000,000 without the Reinsurer’s prior written approval.
4.The Companies (or States Title on their behalf, as appropriate) agree to provide prompt written notice to the Reinsurer if at any time it reasonably projects the aggregate Gross Net Written Premium for the Initial Term to exceed $60,000,000 (the “Excess Notice”). Within 30 days of receiving such Excess Notice, the Reinsurer, at its sole option, shall inform States Title whether:
1such excess shall be reinsured under the terms of this Contract; or
2the Reinsurer requires States Title and the Reinsurer to negotiate in good faith, for no more than 10 Business Days unless mutually agreed otherwise, to agree to alternative terms regarding the percentage of such excess which will be reinsured by the Reinsurer.
5If the Reinsurer does agree to alternative terms with States Title pursuant to paragraph 4.2 of this Article whereby the Reinsurer agrees to reinsure some but not all of the excess, States Title may, at its sole option, cause the Companies to reinsure such excess not reinsured by the Reinsurer with another reinsurer.
6If the Reinsurer does not agree to alternative terms pursuant to paragraph 4.2 of this Article, the Reinsurer shall inform States Title whether the Reinsurer intends to terminate the Contract in accordance with paragraph 1.2 of Article 8 TERMINATION AND SPECIAL TERMINATION.

7If the Reinsurer does not terminate the Contract in accordance with paragraph 6 of this Article, States Title may, at its sole option, cause the Companies to reinsure such excess with another reinsurer.
8For the avoidance of doubt, if the Reinsurer does not respond to States Title pursuant to paragraph 4 of this Article, the excess shall be reinsured under the terms of this Contract.
ARTICLE 6
EXTRA CONTRACTUAL OBLIGATIONS / LOSS IN EXCESS OF POLICY LIMITS
1The Reinsurer shall also pay up to a maximum of ninety percent (90%) of the Applicable Company’s liability for any Extra Contractual Obligations and/or Loss in Excess of Policy Limits incurred under any Eligible Policies relating to a Claim during the Initial or Subsequent Term (as applicable), but only up to a maximum amount equating to the limit of the relevant Eligible Policy and subject always to the provisions of Article 4 – RETENTION AND LIMIT. “Extra Contractual Obligations” and “Loss in Excess of Policy Limits” both mean a legal liability on the part of the Applicable Company to pay an amount in excess of the Eligible Policy limit, imposed because of a failure by the Applicable Company to settle a Claim within the limit of the Eligible Policy or by reason of alleged or actual negligence, fraud or bad faith claims handling. For the avoidance of doubt, the Reinsurer’s share of the Applicable Company’s liability incurred under any relevant Eligible Policies during the Initial or Subsequent Term (as applicable) for any Extra Contractual Obligations and/or Loss in Excess of Policy Limits will be:
1.1during the Initial Term, 90%;
1.2during the Subsequent Term, 90% multiplied by the percentage ceded to the Reinsurer of the Applicable Company’s Gross Net Written Premium and associated liability for Losses under Eligible Policies.
2An Extra Contractual Obligation and/or Loss in Excess of Policy Limits will be deemed to have occurred on the same date as the Claim covered under the Applicable Company’s Eligible Policy and shall be allocated to the same Agreement Year as the Claim.
3Loss Adjustment Expense in respect of Extra Contractual Obligations and/or Loss in Excess of Eligible Policy Limits will be covered hereunder in the same manner as other Allocated Loss Adjustment Expense.
4However, this Article will not apply where the Extra Contractual Obligations and/or Loss in Excess of Policy Limits has been incurred due to fraud of a member of the Board of Directors or a corporate officer of the Applicable Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
5In no event will coverage be provided under this Contract for any Extra Contractual Obligations and/or any Loss in Excess of Policy Limits to the extent such coverage is not permitted under any applicable law.
ARTICLE 7
TERM
1.This Contract will take effect at 12:01 a.m., local time and Zone, on the Date of Policy of the first Eligible Policy that is bound by any Applicable Company, and will remain in effect until 11:59 p.m., local time and Zone, of the day falling thirty-six (36) months following such Date of Policy (the “Initial Term”) (unless terminated earlier in accordance with the provisions of Article 8 – TERMINATION AND SPECIAL TERMINATION).
2.Unless the Initial Term is terminated in accordance with Article 8 – TERMINATION AND SPECIAL TERMINATION, the Contract will be extended beyond the Initial Term for a further period of twenty-four (24) months (the “Subsequent Term”), remaining in effect until 11:59 p.m., local time and Zone, of the day falling sixty (60) months following the Date of Policy upon which the first Eligible Policy is bound by any Applicable Company (unless terminated earlier in accordance with the provisions of Article 8 – TERMINATION AND SPECIAL TERMINATION).

3.If the aggregate Gross Net Written Premium generated by the Companies during the Initial Term and the Subsequent Term does not exceed $80,000,000, the Subsequent Term shall be extended automatically until such time as the Gross Net Written Premium reinsured under this Contract is $80,000,000.
4.For the avoidance of doubt, subject always to Article 9 – SPECIAL COMMUTATION, the Reinsurer will remain liable for its allocable share of all Losses arising from all Claims under any Eligible Policies with a Date of Policy prior to and including the expiration of the Initial Term and Subsequent Term, if any, including any extension thereof pursuant to paragraph 3 of this Article.
5.Provided always that the Reinsurer may declare this Contract null and void and the parties shall have no rights or obligations hereunder, if an Applicable Company has not issued an Eligible Policy on or before 31 December 2018 or such later date as the Reinsurer shall in its sole discretion from time to time select following consultation with States Title.
ARTICLE 8
TERMINATION AND SPECIAL TERMINATION
1.    Termination
1.1    Pursuant to Article 7 – TERM, the Reinsurer will have the option to terminate this Contract by notifying States Title on behalf of the Companies in writing, at least six (6) months’ prior to the end of the Initial Term or three (3) months’ prior to the end of any Agreement Year of the Subsequent Term (as applicable), that the Reinsurer does not intend to extend the Term of the Contract.
1.2    Pursuant to paragraph 6 of Article 5 – REINSURANCE PREMIUM, the Reinsurer will have the option to terminate this Contract by providing States Title on behalf of the Companies three (3) months’ prior written notice of its intention to terminate the Contract.
1.3    Notwithstanding the provisions of Article 7 – TERM, the Reinsurer will have the option to terminate this Contract in respect of any Applicable Company listed in Schedule 1 (“Special Termination”) by providing to the Applicable Company and States Title thirty (30) days’ prior written notice, upon the occurrence with respect to an Applicable Company of any of the events described in paragraph 1.3.1 through 1.3.6 of this Article (each a “Triggering Event”). However, States Title will have the right to substitute in place of such relevant Applicable Company an authorised affiliated or third party insurer in place of such relevant Applicable Company, provided that (i) if the substitute company is an authorised affiliated insurer, it maintains a minimum policyholders’ surplus (or the equivalent under the substitute company’s accounting system) as required by applicable law or (ii) if the substitute company is an authorised third party insurer, the substitute company maintains a minimum of 80% of its policyholders’ surplus (or the equivalent under the substitute company’s accounting system) as of the date of substitution as reported in its financial statements at any date during the prior 12-month period (including the period prior to the inception of this Contract):
1.3.1    The commencement of a proceeding or proceedings against the Applicable Company seeking dissolution, winding up, liquidation, administration, reorganization, suspension or other similar event, or seeking the appointment of an administrator or trustee, receiver, manager, liquidator, custodian or other similar official, of all or any substantial part of the Applicable Company’s assets, or the consent by the Applicable Company to any such relief or appointment in involuntary proceedings against it, or a general assignment or proposal for the benefit of the Applicable Company’s creditors, or the Applicable Company’s failure or admission of its inability to pay its debts when due and such default has a material effect on the Applicable Company;
1.3.2    Failure of the Applicable Company to make payment of any undisputed balance under this Contract when due under the terms and conditions of this Contract, and failure to remit the overdue payment within 30 days of the date of notice from the Reinsurer of such delinquency;
1.3.3    A persistent failure during any 12-month period of the Applicable Company to cure any material noncompliance with the terms of this Contract within 30 days following receipt of written notice from the Reinsurer regarding such noncompliance requiring the Applicable Company to do so. A persistent failure will be interpreted as being two or more such instances of material failure to comply during any 12 month period;

1.3.4    A material change to States Title’s business plan submitted to the Reinsurer or senior management, including but not limited to a change to the chief executive officer or chief financial officer, or equivalent roles;
1.3.5    (i) in the case of an Applicable Company that is an affiliate of States Title, the Applicable Company fails to maintain a minimum policyholders’ surplus (or the equivalent under that company’s accounting system) as required by applicable law or (ii) in the case of a third party Applicable Company, the Applicable Company experiences a 20% or greater decrease in policyholders’ surplus (or the equivalent under that company’s accounting system), in each of case (i) or (ii), as reported in financial statements of such Applicable Company at any date during the prior 12-month period (including the period prior to the inception of this Contract);
1.3.6    Failure to comply in all material respects with the representation and warranties in Article 18 – REPRESENTATIONS AND WARRANTIES.
1.4    Notwithstanding the provisions of Article 7 – TERM, the Reinsurer will have the option to terminate this Contract in respect of any Applicable Company listed in Schedule 1 (also a Special Termination) for higher than expected losses in accordance with paragraph 5 of Article 15 – LOSSES AND LOSS SETTLEMENTS by providing to States Title on behalf of the Applicable Company one hundred and eighty (180) days’ prior written notice.
1.5    Notwithstanding the provisions of Article 7 – TERM, States Title, on behalf of the Applicable Company, will have the option to terminate this Contract by providing to the Reinsurer thirty (30) days’ prior written notice, upon the occurrence with respect to the Reinsurer of any of the events described in paragraph 1.5.1 through 1.5.6 of the Article (each a “Triggering Event”):
1.5.1    The Reinsurer fails to maintain a financial strength rating from A.M. Best of “A-” or better or a Standard & Poor’s rating of “A-” or better;
1.5.2    The commencement of a proceeding or proceedings against the Reinsurer seeking dissolution, winding up, liquidation, administration, reorganization, suspension or other similar event, or seeking the appointment of an administrator or trustee, receiver, manager, liquidator, custodian or other similar official, of all or any substantial part of the Reinsurer’s assets, or the consent by the Reinsurer to any such relief or appointment in involuntary proceedings against it, or a general assignment or proposal for the benefit of the Reinsurer’s creditors, or the Reinsurer’s failure or admission of its inability to pay its debts when due and such default has a material effect on the Reinsurer;
1.5.3    Failure of the Reinsurer to make payment of any undisputed balance under this Contract when due under the terms and conditions of this Contract provided the undisputed balance is greater than seven hundred and fifty thousand dollars ($750,000) net of any other offsetting amounts calculated in accordance with Article 16 – OFFSET, and failure to remit the overdue payment within 30 days of the date of notice from States Title or an Applicable Company of such delinquency;
1.5.4    Subject always to paragraph 1.5.3 of this Article, a persistent failure during any 12-month period of the Reinsurer to cure any material noncompliance with the terms of this Contract within 30 days following receipt of written notice from States Title regarding such noncompliance requiring Reinsurer to do so. A persistent failure will be interpreted as being two or more such instances of material failure to comply during any 12 month period;
1.5.5    The reinsurance provided hereunder does not satisfy any applicable credit for reinsurance statutes or regulations for an Applicable Company in its domiciliary state;
1.5.6    Failure to comply in all material respects with the representation and warranties in Article 18 – REPRESENTATIONS AND WARRANTIES.
2.    Special Termination
2.1    Upon notice of Special Termination, this Contract (or such applicable element of the Contract) will be terminated on a run-off basis. The Reinsurer will have no liability for Losses on Eligible Policies with Date of Policy after the effective date of termination. For the avoidance of doubt, the Reinsurer will remain liable for any Losses arising from Eligible Policies with a Date of Policy prior to and including the effective date of termination.
2.2    States Title on behalf of the Applicable Company or the Reinsurer, as applicable, agree to notify the other party no later than 5 Business Days from the date they become aware of a Triggering Event. Each party will have 30 days from the date it becomes aware of a Triggering Event to notify the other party whether it intends to exercise its right of Special Termination pursuant to paragraph 2 of this Article. A party that fails to provide notice to the other party of its intent to exercise its right of Special Termination within 30 days will be considered to have waived its right to invoke Special Termination for that specific Triggering Event, but not as to any other future Triggering Event. In the event either party fails to notify the other party of an occurrence of a Triggering Event as stated above, the party prejudiced by such failure may invoke Special Termination within 30 days after becoming aware of such Triggering Event. In all cases, the effective date of any Special Termination will be at 11:59 p.m. on the 30th day after the party exercising its right of Special Termination has given timely written notice to the other party or parties as appropriate.
ARTICLE 9
SPECIAL COMMUTATION
1.    As respects all Losses arising from any Claim, known or unknown, that may cause a claim under this Contract, the parties will mutually agree, not later than 31 December 2057 or such other date agreed by the Reinsurer and States Title subject always to any applicable regulatory obligations and/or requirements, the Losses to be commuted. As promptly as possible after such date, States Title on behalf of the Companies shall submit a statement of valuation of the outstanding claim or claims showing the elements considered reasonable to establish the commutation amount, and, if the Reinsurer concurs with States Title’s calculation, the Reinsurer shall promptly pay the amount requested.
2.    In the event States Title and the Reinsurer cannot agree on the commutation value, the Reinsurer and the States Title shall mutually appoint an independent actuary who shall investigate and determine the commutation value. In the event the Reinsurer and States Title cannot reach an agreement on an independent actuary, each party shall appoint an actuary within thirty (30) days after receipt of the written request for commutation. Upon such appointment, the two actuaries shall appoint a third actuary. If the two actuaries fail to agree on the selection of a third actuary within thirty (30) days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots. The actuaries shall then investigate and determine the commutation value of such losses. All actuaries shall be fellows of the Casualty Actuarial Society or the American Academy of Actuaries, and shall be disinterested in the outcome of the commutation.
3.    If the Reinsurer does not agree with the commutation value determined by the actuaries pursuant to paragraph 2 of this Article, then the Reinsurer shall have no obligation to commute.
4.    Any commutation will follow the procedures as agreed upon by the parties to this Contract at such time and will be subject to any statutory reserves or other obligations as may be required.
5.    Subject always to this Article 9, the parties agree that they will seek to commute any outstanding liabilities with mutually agreed terms based on reasonable actuarial estimates of remaining liabilities.
ARTICLE 10
EXCLUSIONS
1.    This Contract does not apply to and specifically excludes the following:
1.1    Business classified by the Applicable Company as:
1.1.1    Owner policies;
1.1.2    Policies written in relation to commercial property except as expressly permitted for multi-family residences in accordance with Article 1 – BUSINESS COVERED or accepted specially in accordance with Article 11 – SPECIAL ACCEPTANCE;

1.1.3    Policies written in connection with a purchase-money mortgage or purchase-money Home Equity Line of Credit origination;
1.2    Any reinsurance assumed by the Applicable Company unless otherwise approved in writing by the Reinsurer.
1.3    All business not specifically classified and covered in accordance with Article 1 – BUSINESS COVERED;
1.4    Any Claim, Loss or liability excluded, where applicable, by the provisions of the following clauses attached hereto:
1.4.1    INSOLVENCY FUNDS EXCLUSION CLAUSE
1.4.2    NUCLEAR INCIDENT EXCLUSION CLAUSE – PHYSICAL DAMAGE – REINSURANCE U.S.A. – NMA 1119
1.4.3    NUCLEAR INCIDENT EXCLUSION CLAUSE – LIABILITY – REINSURANCE – NMA 1590.
1.4.4    WAR RISK EXCLUSION CLAUSE (REINSURANCE)
1.4.5    POOL, ASSOCIATION OR SYNDICATES
1.5    Any Claim, loss, costs or expenses arising from or directly or indirectly related to asbestos and/or any pollutant;
1.6    Any Claim, Loss, damage, cost, or expense resulting from an act of terrorism that is perpetrated directly or indirectly by biological, chemical, nuclear, or radioactive contamination, or nuclear explosion. However, this exclusion will not apply to any Claim, loss, damage, cost or expense caused by a chemical agent(s) or chemical material(s) when the Applicable Company provides proof that such agent(s) or material(s) are not included in or part of a device or weapon; and
1.6.1    Are not the intended target of the act of terrorism; and
1.6.2    Are released unintentionally due to its proximity to the intended target.
“Acts of terrorism” in this exclusion will not be construed to apply to Loss occasioned by riots, strikes, civil commotion, vandalism or malicious damage as those terms have been interpreted by United States Courts to apply to insurance policies.
For purposes of this exclusion “acts of terrorism” will mean acts, including but not limited to the use of force or violence and/or threat thereof, of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organization(s) or government(s), committed for political, religious or ideological purposes or reasons including the intention to influence any government and/or to put the public, or any section of the public, in fear.
ARTICLE 11
SPECIAL ACCEPTANCE
1.    An Applicable Company will be permitted to enter into a reinsurance arrangement with any other reinsurer in relation to any policies issued during the Term which use States Title’s artificial intelligence-driven methods but do not otherwise qualify as Eligible Policies hereunder, provided, however, that prior to entering into such a reinsurance arrangement with a third party, States Title on behalf of the Applicable Company will submit such non-Eligible Policies as a special acceptance in accordance with paragraph 2 of this Article 11 below.
2.    States Title (on behalf of an Applicable Company) shall request in writing any special acceptance of reinsurance pursuant to Section 1 of the Article 11 – SPECIAL ACCEPTANCE falling outside the scope of the provisions of this Contract. Within 30 Business Days of receipt of such a request, the Reinsurer shall:
2.1    accept the special acceptance which will be covered under this Contract and will be subject to the terms hereof; or

2.2    accept the special acceptance which will be covered by and subject to the modified terms specified by the Reinsurer and agreed by States Title on behalf of the Applicable Company; or
2.3    reject the special acceptance request.
3.    In the event that the Reinsurer rejects the special acceptance request or does not reply within 30 Business Days of receipt of such a request or the Reinsurer and States Title cannot agree to the terms of the reinsurance thereof, the Applicable Company shall be free to reinsure such non-Eligible Policies with any other reinsurer.
ARTICLE 12
REPORTS AND REMITTANCES
1.    Within 15 days following the end of each month, States Title shall furnish the Reinsurer with a report, segregated by Agreement Year, containing:
1.1    Gross Net Written Premium as of the end of the month;
1.2    A cumulative Gross Net Written Premium as of the end of the month;
1.3    Ceding Commission (as defined in Article 13 – CEDING COMMISSION AND PROFIT COMMISSION);
1.4    Paid Loss and Allocated Loss Adjustment Expense (including any Extra Contractual Obligations or Excess of Policy Limits judgements or Ex-Gratia Settlements);
1.5    Subrogation, salvage, or other recoveries on Losses occurring during the Term of this Contract;
1.6    Reserves for outstanding Loss and Allocated Loss Adjustment Expense (including reserves for outstanding Extra Contractual Obligations or Excess of Policy Limits judgements).
The positive balances of (1.1) less (1.3) less (1.4) will be remitted by the Applicable Company with its report. Any negative balance of (1.1) less (1.3) less (1.4) shall be due to the Applicable Company and shall be remitted by the Reinsurer to the Applicable Company within 10 Business Days after receipt of said report.
2.    At the written request of the Reinsurer, the parties agree to meet on a quarterly basis to review the claims information provided by States Title to the Reinsurer, or as requested by Reinsurer.
3.    Within 15 days following the end of each quarter or as otherwise may be agreed, States Title shall furnish the Reinsurer with a full written summary of any changes undertaken and/or planned to their underwriting model(s).
4.    The Companies undertake to deal openly and co-operatively with any regulator in relation to the operation of this Contract and the Reinsurer’s exposures and liabilities under it and will permit any regulatory body with jurisdiction over the Reinsurer to have access to any of its business premises where the Companies carry on business subject to this Contract to inspect and audit the records, statistical information, accounts and business processes relating to the operation of this Contract and the Reinsurer’s exposures and liabilities under it. The Companies shall, unless prohibited by law, inform the Reinsurer promptly and in writing in the event that any regulatory or supervisory body exercises or seeks to exercise any right to inspect or audit the records held by the Companies in relation to this Contract.
ARTICLE 13
CEDING COMMISSION AND PROFIT COMMISSION
1.    The Reinsurer shall allow each Applicable Company a 40% commission on all Gross Net Written Premium ceded to the Reinsurer in accordance with Article 5 – REINSURANCE PREMIUM (“Ceding Commission”).
2.    The Reinsurer shall pay the Applicable Company a contingent commission equal to 50% of the net profit (“Profit Commission”), if any, accruing to the Reinsurer under this Contract calculated separately for each Agreement Year. The Reinsurer’s net profit shall be calculated in accordance with the following formula, it being understood that a positive balance equals net profit and a negative balance equals net loss:

2.1    The Gross Net Written Premium ceded for Eligible Policies with a Date of Policy within the Agreement Year; less
2.2    Ceding Commission; less
2.3    Reinsurer expenses equal to 15% of Gross Net Written Premium; less
2.4    Losses Incurred; less
2.5    In respect of the second and subsequent Agreement Years, net loss, if any, from the preceding Agreement Year(s) (other than any portion of such net loss resulting from the application of net loss from prior Agreement Years pursuant to this paragraph 2.5), shall be carried forward from each such Agreement Year in deficit for up to 3 consecutive Agreement Years to the extent such net loss has not reduced the payment of Profit Commission for prior Agreement Years pursuant to this paragraph 2.5.
3.    States Title shall report the first Profit Commission calculation (“Profit Commission Report”) for each Agreement Year within 90 days after 36 months following the end of such Agreement Year and shall provide such Profit Commission Report annually thereafter within 90 days after the end of each subsequent 12-month period until all Losses Incurred during the Agreement Year being adjusted have been finally settled. Each such calculation shall be based on cumulative transactions from the beginning of the Agreement Year under adjustment through the date of adjustment. If the Profit Commission as of the date of adjustment is less than Profit Commissions previously allowed by the Reinsurer for the Agreement Year, the Company shall remit the difference to the Reinsurer with its report. If the adjusted Profit Commission for the Agreement Year as of the date of adjustment is greater than Profit Commission previously allowed by the Reinsurer for the Agreement Year, the Reinsurer shall remit the difference to the Company as promptly as possible (but in any event, no more than 30 days) after receipt and verification of the Company’s report.
4.    For purposes of this Article 13, “Losses Incurred” for each Agreement Year shall mean Losses and Allocated Loss Adjustment Expense paid as of the date of the Profit Commission Report, plus the reserves for Losses and Allocated Loss Adjustment Expense allocated and unallocated to Eligible Polices during such Agreement Year and outstanding as of the same date, plus an amount representing Incurred But Not Reported Losses (“IBNR”) as of the same date, applied and adjusted pursuant to the attached Schedule 2.
5.    It is expressly agreed that the Ceding Commission allowed to the Company includes (but is not limited to) provision for all dividends, commissions and taxes, guarantee fees, fronting fees, managing general agency fees, and all board, exchange and bureau assessments, and all other expenses of whatever nature, except Allocated Loss Adjustment Expense.
ARTICLE 14
SALVAGE AND SUBROGATION
1.    The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Applicable Company, less the actual cost, excluding salaries of officials and employees of the Applicable Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder.
2.    Unless the Applicable Company and the Reinsurer agree to the contrary, the Applicable Company shall enforce its right to salvage and/or subrogation and will prosecute all claims arising out of such right, if in the Applicable Company’s opinion, it is economically reasonable to do so.
ARTICLE 15
LOSSES AND LOSS SETTLEMENTS AND OFFSET
1.    The Applicable Company shall within 15 days following the end of each calendar month report monthly Loss bordereau in a form and format as agreed, but the Applicable Company shall notify the Reinsurer as soon as practicable when a specific Claim under an Eligible Policy involves a Loss reserved at or in excess of $50,000, to the Applicable Company’s knowledge, includes a Claim exposing the Applicable Company to material Extra Contractual Obligations and/or a Loss in Excess of Policy Limits or involves unusual circumstances, as defined by the parties from time to time.

2.    The Applicable Company will have the right to settle all Claims arising from Eligible Policies provided that they are within the terms of the Eligible Policies and this Contract. All such Claim settlements made and/or Losses paid by the Applicable Company, whether under strict Eligible Policy conditions or by way of reasonable compromise, will be unconditionally binding upon the Reinsurer and the Reinsurer shall follow such settlements. The Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with Article 4 – RETENTION AND LIMIT. However, Ex-Gratia Settlements will be recoverable hereunder in accordance with the provisions specified in Article 24 – EX GRATIA SETTLEMENT(S).
3.    The Applicable Company has the obligation to use its best judgment in the investigation, defense, settlement, or other disposition of Claims under Eligible Policies and affecting this Contract. The Reinsurers agree to abide by all dispositions, including declaratory judgment actions, directed by the Applicable Company, subject to the terms and conditions of this Contract.
4.    When so requested in writing, the Applicable Company will afford the Reinsurer an opportunity to be associated with the Applicable Company, at the expense of the Reinsurer, in the defense of any Claim, suit, appeal, or proceeding involving this Contract, provided that the Applicable Company will have the right to make any decision in the event of disagreement over any matter of defense or settlement.
5.    In the event that losses are reasonably expected to be materially higher than 40% of Gross Net Written Premium, the Applicable Company (or States Title on their behalf, as appropriate) will promptly inform the Reinsurer and the parties will agree on a plan to rectify the underlying issue. In the absence of such agreement the Reinsurer shall be entitled to terminate this Contract in accordance with the provisions of Article 8 – TERMINATION AND SPECIAL TERMINATION.
ARTICLE 16
OFFSET
1.    The Applicable Company and the Reinsurer may offset any balance or amount due from one party to the other under this Contract, whether acting as assuming reinsurer or ceding company. Such offset details will be clearly delineated for accounting purposes. However, in the event of the insolvency of any party hereto, offset will only be allowed in accordance with Article 28 – INSOLVENCY, or where in conflict with applicable law, such law will govern.
ARTICLE 17
CONSULTATION
1.    It is the mutual intent of States Title and the Reinsurer that (i) States Title will use rates and forms that are standard for the title insurance market in all material respects and (ii) States Title will continue to reasonably invest in improving its models over time.
2.    The parties agree that they will organise meetings at mutually agreed times in order to discuss the goals set forth in paragraph 1 of this Article, based on information provided (at request or otherwise) by States Title to the Reinsurer in relation to such matters and/or pursuant to findings by the Reinsurer following any audit relating to the subject matter of this Contract.
3.    The parties agree to exchange information regarding any improvements, enhancements, exceptions or modifications related to the goals set forth in paragraph 1 of this Article and, to the extent that any such improvements, enhancements, exceptions or modifications are agreed by the parties, it is the intent of the parties that each party shall use its commercially reasonable efforts to implement any actions in a reasonable time frame, to agree upon a timetable of implementation and to provide the other party with regular progress updates.
4.    If either party has any concerns regarding the implementation actions, timetable or progress of the actions as set out in paragraph 2 of this Article, the parties agree to organise meetings at the request of either party to use their commercially reasonable best efforts to resolve such matters.

ARTICLE 18
REPRESENTATIONS AND WARRANTIES; COVENANTS
1.    States Title warrants that it will seek the Reinsurer’s prior written approval, not to be unreasonably withheld, before competing on price and instead will compete in all material respects on service and speed during the Initial Term.
2.    States Title and each Applicable Company warrants that it will obtain and maintain any and all required regulatory consents, non-objections and/or approvals from relevant insurance regulatory authorities necessary for the purpose of this Contract including but not limited to the issuance of Eligible Policies.
3.    States Title and each Applicable Company represents and warrants that it has full power and authority to enter into this Contract. This Contract constitutes the legal, valid and binding obligation of States Title and each Applicable Company enforceable against States Title and each Applicable Company in accordance with its terms.
4.    States Title represents and warrants that prior to the first Eligible Policy attaching:
4.1    All Companies are licensed insurers in good standing in the states in which they will be issuing Eligible Policies and established compliance with all applicable laws and regulations in order to carry out the business of Title Insurance and the issuance of Eligible Policies.
4.2    It has demonstrated, to the Reinsurer’s reasonable satisfaction, a Policy Administration System and integrated Underwriting Model.
4.3    It has agreed, to the Reinsurer’s reasonable satisfaction, a Claims Third Party Administration relationship with Gallagher Bassett or such other service provider as the Reinsurer shall have approved in writing.
4.4    It has provided, to the Reinsurer’s reasonable satisfaction, a comprehensive overview of States Titles’ Claims and Complaints policies and procedures.
5.    The Reinsurer represents and warrants to States Title and each Applicable Company that it is duly incorporated, validly existing and in good standing under French law. The Reinsurer has all requisite corporate power to own and operate its properties and assets and to carry on its business, and is duly licensed with all relevant authorities and has all authorizations and permits in order to carry on the reinsurance business contemplated by this Contract.
6.    The Reinsurer represents and warrants that it has full power and authority to enter into this Contract. This Contract constitutes the legal, valid and binding obligation of the Reinsurer enforceable against the Reinsurer in accordance with its terms.
7.    The Reinsurer covenants that, during the term of this Contract:
7.1    It will not liquidate or commence any proceeding for the liquidation of the Reinsurer;
7.2    At all times, it shall maintain any and all necessary regulatory licenses and permissions in its domiciliary country to permit it to assume cessions from the Applicable Companies; and
7.3    It will comply with all applicable laws, regulatory and tax requirements relating to fulfilling its obligations under this Contract.
8.    It is a condition precedent to the cession of any policy by an Applicable Company under this Contract that all approvals from each applicable Governmental Authority required to be obtained by such Applicable Company under applicable law have been received (or any waiting period shall have expired or shall have been terminated) and remain in full force and effect and the Applicable Company undertakes to use all reasonable endeavours, acting in good faith, to obtain and maintain any and all such consents and approvals.

ARTICLE 19
ACCESS TO RECORDS
1.    The Reinsurer or its designated representatives will have access to all books and records of the Applicable Company (including, but not limited to, those in the possession of any agent of or service provider to the Applicable Company) and States Title that pertain in any way to this Contract during regular business hours after giving 10 days’ prior notice. In addition, upon the Reinsurer’s request, the Applicable Company will permit the Reinsurer or the Reinsurer’s agents, at the Reinsurer’s expense, to copy the whole or any part of such books and records concerning this Contract or the business covered hereunder other than proprietary or privileged information, upon the proof of the nature of the information, unless authorized by the Applicable Company or States Title, which relate to the business covered under this Contract. However, the Reinsurer shall have such access only if it is current in all Undisputed Payments due to the Applicable Company or States Title in accordance with the provisions of this Contract.
2.    “Undisputed Payments” as used in this Article means that a Reinsurer has not disputed the payments due the Applicable Company and that there are no outstanding requests for information from the Reinsurer pending with the Applicable Company regarding said payment.
3.    States Title agrees to provide access during normal business hours to the Reinsurer to the underwriting model used to underwrite the policies ceded hereunder and data scientists with knowledge of such model (provided that the Reinsurer undertakes not to use such data other than for the purpose of this Contract) upon at least 10 days’ prior notice by the Reinsurer.
4.    The Reinsurer’s rights under this Article 19 will survive expiration of the Term or termination of this Contract and will continue to exist as long as one of the parties hereto has a claim against the other arising from this Contract.
ARTICLE 20
CONFIDENTIALITY
1.    The Reinsurer acknowledges that the documents, information and data provided to it by the Applicable Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract, inspection pursuant to Article 19 – ACCESS TO RECORDS, or any other information relating to this Contract (“Confidential Information”) are proprietary and confidential to the Applicable Company and States Title. Confidential Information will not include documents, information or data that the Reinsurer can show:
1.1    Are publicly known or have become publicly known through no unauthorized act of the Reinsurer;
1.2    Have been rightfully received from a third person without obligation of confidentiality;
1.3    Were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality, or
1.4    Is information independently developed by the Reinsurer without use of or reliance upon the Confidential Information.
2.    Absent the written consent of the Applicable Company and States Title, the Reinsurer will not disclose any Confidential Information to any third parties, except:
2.1    When required by the Reinsurer’s actual or prospective retrocessionaires subject to the business ceded under this Contract, provided that the Reinsurer shall provide written notice of such intentions to the Applicable Company and States Title;
2.2    When required by regulators performing an audit of the Reinsurer’s records and/or financial condition;
2.3    When required by external auditors performing an audit of the Reinsurer’s records in the normal course of business;
2.4    When required by outside legal counsel provided the legal counsel is representing the Reinsurer in connection with a claim/legal issue regarding this Contract;

2.5    Reinsurer may store Confidential Information about this Contract in its group-wide IT systems and is entitled to make Confidential Information available to all companies and affiliates of the Reinsurer for administration, risk management and accounting purposes;
2.6    The Reinsurer may share Confidential Information with third party service providers engaged by the Reinsurer to perform services related to this Contract. The Reinsurer will be responsible for the maintenance of confidentiality of such Confidential Information and will require such third parties to adhere to confidentiality requirements at least as strict as those imposed on Reinsurer.
3.    Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.
4.    The parties agree that they are each obligated to comply with the applicable data protection regulations governing them.
The parties to this Contract further acknowledge and agree that they (i) are committed to protect Personal Data in accordance with applicable law and regulation; and (ii) have implemented and will maintain within their organization policies preventing any such breaches by their officers, representatives, employees or any other third party acting on their behalf.
It is understood and agreed that the Reinsurer has an IT security policy and controls based on the COBIT framework, which is internationally recognized and published by the SANS Institute.
Personal Data will not be by any party to this Contract (i) used other than in connection with performing its obligations under this Contract; or (ii) commercially exploited.
To the extent permitted by the applicable law, each party will notify the other applicable parties immediately upon becoming aware of such breaches related to Personal Data.
5.    Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process, or any regulatory authority to release or disclose any Confidential Information, to the extent it is permitted by law to do so the Reinsurer agrees to provide the Applicable Company and States Title written notice of same prior to such release or disclosure and to use its reasonable best efforts to assist the Applicable Company and States Title, at the Applicable Company’s or States Title’s, as applicable, expense, in maintaining the confidentiality provided for in this Article.
6.    Reinsurer will be responsible for the maintenance of confidentiality of any Confidential Information shared with its officers, directors, employees, and affiliates. The provisions of this Article will be binding on Reinsurer’s successors and assigns.
ARTICLE 21
ORIGINAL CONDITIONS
1.    All reinsurance under this Contract will be subject to the same rates, terms, conditions, waivers and interpretations, and to the same modifications and alterations as the respective Eligible Policies of the Applicable Company. However, in no event will this be construed in any way to provide coverage for business otherwise excluded under this Contract, or to increase the Reinsurer’s limit of liability stipulated in Article 4 – RETENTION AND LIMIT, or otherwise broaden the scope of coverage beyond the terms and conditions set forth in this Contract.
ARTICLE 22
DELAYS, ERRORS AND OMISSIONS
1.    Any inadvertent error, omission or delay in complying with the terms and conditions of this Contract will not relieve either party hereto from any liability that would attach to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery.

ARTICLE 23
GOVERNING LAW
1.    Except as otherwise specified in this Contract, this Contract will be governed by and construed according to the laws of the State of New York exclusive of that state’s rules with respect to conflicts of laws, however, with respect to credit for reinsurance, the rules of all applicable states will apply.
ARTICLE 24
EX-GRATIA SETTLEMENT(S)
1.    It is agreed by the parties that any Ex-Gratia Settlement(s) which exceed US$5,000 will require the prior written approval of the Reinsurer.
ARTICLE 25
NO ASSIGNMENT: NOVATION
1.    No party hereto may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of States Title (in the case of an assignment by the Reinsurer) or the Reinsurer (in the case of an assignment by States Title or any Applicable Company). The parties agree that at any time during the Term the Reinsurer may novate this Contract to SCOR SE or to a subsidiary of SCOR SE should SCOR Global P&C SE be merged into SCOR SE or any affiliate of SCOR SE.
ARTICLE 26
TAXES
1.    The Applicable Company will pay all taxes (except Federal Excise Tax) on premiums reported to the Reinsurer on this Contract.
2.    The Applicable Company will not claim any deduction in respect of the premium subject to this Contract when making tax returns, other than income or profits tax returns, to the appropriate tax authorities. Should any taxes be levied on the Applicable Company in respect of such premium, the Applicable Company will make no claim upon the Reinsurer for reimbursement in respect of such taxes.
ARTICLE 27
CURRENCY
1.    Where the word “Dollars” and/or the sign “$” appear in this Contract, they will mean United States Dollars.
2.    For purposes of this Contract, where the Applicable Company receives premiums or pays Losses in currencies other than United States Dollars, such premiums or Losses will be converted into United States Dollars at the actual rates of exchange at which these premiums or Losses are entered in the Applicable Company’s books.
ARTICLE 28
INSOLVENCY
1.    In the event of (i) the insolvency, (ii) a finding by the commissioner that conditions set forth in subdivision (d) or (i) of California Insurance Code Section 1011, (iii) a Regulatory Action Level Event as defined in California Insurance Code Section 739.4, or (iv) any other event which permits the appointment of a liquidator, receiver, conservator or statutory successor has occurred with respect to the Applicable Company, and the appointment of a liquidator, receiver, conservator or statutory successor of any Applicable Company, this reinsurance shall be payable directly to such Applicable Company, or to its liquidator, receiver, conservator or statutory successor, on the basis of claims allowed against the insolvent Applicable Company by any court of competent jurisdiction or by any liquidator, receiver, conservator or statutory successor of the Applicable Company having authority to allow those claims, without diminution because of the insolvency or events describe in subsections (ii) through (iv), above, of the Applicable Company or because the liquidator, receiver, conservator or statutory successor of the Applicable Company has failed to pay all or a portion of any claim. Payments by the reinsurer shall be made directly to the ceding insurer or to its liquidator, receiver, conservator or statutory successor, except where the contract of insurance or reinsurance specifically provides another payee of such reinsurance in the event of the insolvency or events describe in subsections (ii) through (iv), above, of the Applicable Company. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Applicable Company will give written notice to the Reinsurer of the pendency of a Claim against the Applicable Company indicating the Eligible Policy reinsured, which Claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such Claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such Claim, the Reinsurer may investigate such Claim and interpose, at its own expense, in the proceeding where such Claim is to be adjudicated any defense or defenses that it may deem available to the Applicable Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be payable subject to court approval out of the estate of the insolvent Applicable Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the ceding insurer in conservation or liquidation, solely as a result of the defense undertaken by the Reinsurer.
2.    Where two or more reinsurers are involved in the same Claim and a majority in interest elect to interpose defense to such Claim, the expense will be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Applicable Company.
ARTICLE 29
ARBITRATION
1.    All disputes and differences arising under or in connection with this Contract shall be referred to arbitration under ARIAS Arbitration Rules.
2.    The arbitration tribunal (“Tribunal”) will consist of three arbitrators, one to be appointed by the claimant, one to be appointed by the respondent and the third to be appointed by the two appointed arbitrators.
3.    The third member of the Tribunal will be appointed as soon as practicable (and no later than 28 days) after the appointment of the two party-appointed arbitrators. The Tribunal will be constituted upon the appointment of the third arbitrator.
4.    The arbitrators will be persons (including those who have retired) with not less than ten years experience of insurance and reinsurance within the industry or as lawyers or other professional advisers serving the industry.
5.    Where a party fails to appoint an arbitrator within 14 days of being called upon to do so or where the two party-appointed arbitrators fail to appoint a third within 28 days of their appointment, then upon application ARIAS will appoint an arbitrator to fill the vacancy. At any time prior to the appointment by ARIAS the party or arbitrators in default may make such appointment.
6.    The Tribunal may in its sole discretion make such orders and directions as it considers to be necessary for the final determination of the matters in dispute. The Tribunal will have the widest discretion permitted under the law governing the arbitral procedure when making such orders or directions, but in no case will the authority of the Tribunal extend to awarding punitive or exemplary damages. Judgment may be entered upon the award by any court having jurisdiction.
7.    The seat of arbitration will be New York (USA).
ARTICLE 30
SERVICE OF SUIT
1.    This Article – SERVICE OF SUIT will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in Article 29 – ARBITRATION. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to Article 29 – ARBITRATION for resolving disputes arising out of this Contract.

2.    In the event of the failure of the Reinsurer to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Applicable Company, will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate Court is accepted by Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, will comply with all requirements necessary to give said Court jurisdiction and, in any suit instituted against any of them upon this Contract, will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.
3.    Service of process in such suit will be made upon General Counsel, SCOR Reinsurance Company, 199 Water Street, Suite 2100, New York, NY 10038.
4.    Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefore, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the stature, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceedings instituted by or on behalf of the Applicable Company or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the party to whom the said officer is authorized to mail such process or a true copy thereof.
ARTICLE 31
SANCTIONS
1.    The Reinsurer shall not be deemed to provide cover nor shall it be liable to pay any Claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such Claim or provision of such benefit would expose the Reinsurer or its affiliates to any sanctions, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America.
ARTICLE 32
NO THIRD PARTY RIGHTS
1.    Nothing herein will in any manner create any obligations, establish any rights or create any direct right of action against the Reinsurer in favour of any third party, or other person not party to this Contract, or create any privity of contract between the policyholders and the Reinsurer (except as may be expressly provided otherwise herein).
ARTICLE 33
SEVERABILITY
1.    If any provision of this Contract will be rendered illegal or unenforceable by the laws, regulations or public policy of any jurisdiction, such provision will be considered void in such jurisdiction, but this will not affect the validity or enforceability of any other provision of this Contract, or the validity or enforceability of such provision in any other jurisdiction.
2.    The parties shall negotiate in good faith to attempt to agree to such provision so that it will comply with the laws, regulations and public policy of the jurisdiction in which it was rendered illegal and unenforceable in order to effectuate the parties’ original intent.
3.    In no event will the operation of this Article increase the liability of the Reinsurer beyond the scope and limit of liability originally agreed upon by the Applicable Company and the Reinsurer as set forth in this Contract.

ARTICLE 34
OTHER PROVISIONS
1.    Anti-bribery
1.1    The parties to this Contract acknowledge and agree that they (i) are committed to prohibit Bribery, and (ii) have implemented and will maintain within their organization policies prohibiting any such actions by their officers, representatives, employees or any other third party acting on their behalf.
1.2    To the extent permitted by the applicable law, each party will notify the other party immediately upon becoming aware that an activity carried out in connection with this Contract has or may have contravened this obligation or any applicable anti-Bribery law or regulation.
2.    Change of Control
2.1    The provisions of this Contract will survive any change in ownership or control of States Title, the Applicable Company or Reinsurer, material or otherwise. “Material change” means a change in the direct or indirect legal and beneficial ownership at such time of at least a majority of the voting rights of the shares of capital stock of the Applicable Company or States Title entitled to vote or a change in the ability to control the management and policies of the Applicable Company or States Title.
3.    Announcements and Communications
3.1    No party will make, or permit any person to make, any public announcement, communication or circular (announcement) concerning this Contract or any terms herein without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).
3.2    The Applicable Company will not refer to the Reinsurer or use its name or logo in any way without the prior written consent of the Reinsurer.
3.3    Nothing will prevent a party from making any announcement required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction provided that the party required to make the announcement consults with the other party and takes into account the reasonable requests of the other party in relation to the content of such announcement before it is made.
4.    Delegation of Service
4.1    The parties agree that any managing general agency arrangements between any Applicable Company and an affiliate of States Title or third-party administration agreements with respect to the policies ceded hereunder will be mutually agreed by the Applicable Company, States Title and the Reinsurer, such agreement (in the case of the Reinsurer) not to be unreasonably withheld.
5.    Headings
5.1    The headings in this Contract are for convenience only and shall not be used in interpreting this Contract.
6.    Interpretation Clause
6.1    The language used in this Contract will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. This Contract has been negotiated by the parties, and the fact that the initial and final draft will have been prepared by any party or an intermediary will not give rise to any presumption for or against any party to this Contract to be used in any respect or forum in the construction or interpretation of this Contract. Each party participated in drafting this Contract.
7.    Utmost Good Faith and Due Diligence
7.1    Each Applicable Company and States Title shall conduct its business in a prudent and professional manner as if there was no reinsurance, and shall apply the degree of due diligence of a competent insurer, following the customs and practice of the insurance business in the relevant market(s) in respect of which coverage is provided under this Contract.

8.    Managing General Agent
8.1    After the date hereof, if an affiliate of States Title agrees to act as managing general agent for one or more Applicable Companies (whether currently parties hereto or added to Schedule 1 pursuant to the terms hereof), the parties agree to amend this Contract to add such managing general agent as a party hereto, with appropriate amendments to this Contract to reflect such managing general agency relationship.
ARTICLE 35
ENTIRE AGREEMENT
1.    This Contract, including any duly executed written amendments and endorsements thereto, and appendices, schedules or other attachments made part thereof or expressly incorporated by reference, will constitute the entire agreement between the parties and will supersede all contemporaneous or prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof except that: the majority of the Tribunal under the ARBITRATION Article hereof, at its discretion, may consider supplemental written evidence related to but not in conflict with the terms of this Contract that are relevant to the issue before the Tribunal.
2.    Terms and conditions of this Contract may not be modified, including by way of additions, deletions and amendments, unless by addendum to be attached to this Contract and signed by the parties. Modifications will take effect on the date specified in the addendum.
ARTICLE 36
AGENCY & NOTICE
1.    For purposes of sending and receiving notices and payments required by this Contract, States Title will be deemed the agent of each of the Category A Companies.
2.    In no event, however, will States Title be deemed the agent of another with respect to the terms of Article 28 – INSOLVENCY.
3.    For purposes of sending and receiving notices and payments required by this Contract to States Title, the address shall be 1151 Mission Street, San Francisco, USA.
4.    The Reinsurer hereby irrevocably authorises and appoints Maxine Verne of One Seaport Plaza, 199 Water Street, Suite 2100, New York, NY 10038, USA or such other person having an office or place of business in the US as the Reinsurer may at any time in the future substitute by notice in writing to all the other parties to accept on its behalf service of all legal process arising out of or in connection with any proceedings before the courts of the state of New York in connection with this Contract. Further, the Reinsurer agrees that any failure by Maxine Verne of One Seaport Plaza, 199 Water Street, Suite 2100, New York, NY 10038, USA to notify it of the process will not invalidate the proceedings concerned.
ARTICLE 37
NON-WAIVER
1.    The failure of States Title, any Applicable Company or the Reinsurer to insist on compliance with this Contract or to exercise any right, remedy or option hereunder will not: (1) constitute a waiver of any rights contained in this Contract; (2) prevent States Title, Applicable Company or the Reinsurer from thereafter demanding full and complete compliance; (3) prevent States Title, the Applicable Company or the Reinsurer from exercising such remedy in the future; nor (4) affect the validity of this Contract or any part thereof.
ARTICLE 38
SECURITY
1.    When each Applicable Company, in respect of the Eligible Policies, files with its regulatory authority, or sets up on its books liabilities as required by law, the Applicable Company, will forward to the Reinsurer a statement showing the Reinsurer’s proportion of such liabilities (“Obligations”) and the Reinsurer will fund such Obligations.

2.    The Reinsurer’s Obligations may be funded by funds withheld, cash advances, a trust agreement or a Letter of Credit (“LOC”). The Reinsurer has the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Applicable Company’s reserves and allows the Applicable Company to take full statutory credit for the reinsurance hereunder pursuant to applicable law.
3.    When funding by an LOC, the Reinsurer agrees to apply for and secure timely delivery to the Applicable Company of a clean, irrevocable and unconditional LOC issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Applicable Company’s reserves in an amount not less than the Reinsurer’s Obligations. The LOC will be issued for a period of not less than one year, and will be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days (or such other time period as may be required by insurance regulatory authorities and applicable law), prior to any expiration date the issuing bank will notify the Applicable Company by certified or registered mail that the issuing bank elects not to consider the LOC extended for any additional period.
4.    The Reinsurer and the Applicable Company agree that any funding provided by the Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and may be utilized by the Applicable Company or any successor, by operation of law, of the Applicable Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Applicable Company, for the following purposes, unless otherwise provided for in a separate trust agreement:
4.1    To reimburse the Applicable Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Contract and that has not been otherwise paid;
4.2    To make refund of any sum that is in excess of the actual amount required to pay the Reinsurer’s Obligations (or in excess of 102% of the Reinsurer’s Obligations, if funding is provided by a trust agreement) under this Contract and that has not been otherwise paid;
4.3    To fund an account with the Applicable Company for the Reinsurer’s Obligations if such LOC is under notice of non-renewal or not replaced by the Reinsurer within ten (10) days’ prior to its expiration. Such a cash deposit will be held in an interest bearing account separate from the Applicable Company’s other assets, and interest thereon not in excess of the prime rate will accrue to the benefit of the Reinsurer. Any taxes payable on accrued interest will be paid out of the assets in the account that are in excess of the Reinsurer’s Obligations (or in excess of 102% of the Reinsurer’s Obligations, if funding is provided by a trust agreement). If the assets are inadequate to pay taxes, any taxes due will be paid by the Reinsurer; or
4.4    To pay the Reinsurer’s share of any other amounts the Applicable Company claims are due under this Contract.
5.    If the amount drawn by the Applicable Company is in excess of the actual amount required under this Article, the actual amount determined to be due, the Applicable Company will promptly return to the Reinsurer the excess amount so drawn. All of the foregoing will be applied without diminution because of insolvency of either Party.
6.    The issuing bank will have no responsibility whatsoever in connection with the propriety of withdrawals made by the Applicable Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Applicable Company.
7.    Sixty (60) days’ prior to the end of each calendar quarter, the Applicable Company will prepare a specific statement of the Reinsurer’s Obligations for the sole purpose of amending the LOC or other method of funding, in the following manner:
7.1    If the statement shows that the Reinsurer’s Obligations exceed the balance of the LOC as of the statement date, the Reinsurer will, within thirty (30) days after receipt of the statement, secure delivery of an amendment to the LOC to the Applicable Company, increasing the amount of credit by the amount of such excess. Should another method of funding be used, the Reinsurer will, within the time period outlined above, increase such funding by the amount of such excess.
7.2    If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of the LOC (or that 102% of the Reinsurer’s Obligations are less than the trust account balance if funding is provided by a trust agreement), as of the statement date, the Applicable Company will, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the LOC reducing the amount of credit available by the amount of such excess credit. Should another method of funding be used, the Applicable Company will, within the time period outlined above, decrease such funding by the amount of such excess.
ARTICLE 39
MODE OF EXECUTION
1.    This Contract may be executed by:
1.1    an original written ink signature of paper documents;
1.2    an exchange of facsimile or email copies showing the original written ink signature of paper documents;
1.3    electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.
2.    The use of any one or a combination of these methods of execution will constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, will be deemed an original.

ARTICLE 40
SIGNING BLOCK
IN WITNESS WHEREOF, each Applicable Company, States Title and the Reinsurer have caused this Contract to be executed by their duly authorized representatives:

In ___________, ___________, this _____________ day of ___________________, in the year of 2017

On behalf of STATES TITLE, INC

	By:	Adrienne Harris
	Signature:	/s/ Adrienne Harris
	Title:	General Counsel

In ___________, ___________, this _____________ day of ___________________, in the year of 2017

On behalf of STATES TITLE INSURANCE COMPANY

	By:	Adrienne Harris
	Signature:	/s/ Adrienne Harris
	Title:	General Counsel

In ___________, ___________, this _____________ day of ___________________, in the year of 2017

On behalf of STATES TITLE INSURANCE COMPANY OF CALIFORNIA

	By:	Adrienne Harris
	Signature:	/s/ Adrienne Harris
	Title:	General Counsel

In _Zurich_, __ Switzerland_, this _6th____________ day of _October__________, in the year of 2017

SCOR GLOBAL P&C SE – ZURICH BRANCH

	By:	Doris Egli
	Signature:	/s/ Doris Egli
	Title:	Underwriting Manager Credit & Surety

TITLE INSURANCE QUOTA SHARE REINSURANCE CONTRACT
SCHEDULE 1
List of Cedants per State

SCHEDULE 2
IBNR applicable to each Agreement Year

INDEX OF ATTACHMENTS
INSOLVENCY FUNDS EXCLUSION CLAUSE
This Contract excludes all liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.
NUCLEAR INCIDENT EXCLUSION CLAUSE – PHYSICAL DAMAGE – REINSURACE – NMA 1119
1.    This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.
2.    Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:
I.    Nuclear reactor power plants including all auxiliary property on the site, or
II.    Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or
III.    Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material”, and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or
IV.    Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.
3.    Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate
(a)    where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or
(b)    where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.
4.    Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.
5.    It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.
6.    The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.
7.    Reassured to be sole judge of what constitutes:
(a)    substantial quantities, and

(b)    the extent of installation, plant or site.
NOTE:    Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that
(a)    all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.
(b)    with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

N.M.A. 1119 (12/12/57)

NOTES:	Wherever used herein the terms:
“Reassured”	shall be understood to mean “Company”, “Reinsured”, “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.
“Contract”	shall be understood to mean “Contract”, “Contract”, “Policy” or whatever other term is used to designate the attached reinsurance document.
“Reinsurer”	shall be understood to mean “Reinsurer”, “Underwriters” or whatever other term is used in the attached reinsurance document to designate the reinsurer or Reinsurer.
This provision shall always be subject to the ALTA Loan Policy 6-17-06 and for the avoidance of doubt, shall not exclude any risk specifically covered by the ALTA Loan Policy 6-17-06. NUCLEAR INCIDENT EXCLUSION CLAUSE – LIABILITY – REINSURANCE. U.S.A. – NMA 1590
1.    This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or Reinsurer formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.
2.    Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):
Limited Exclusion Provision.*
I.    It is agreed that the policy does not apply under any liability coverage, to
●    injury, sickness, disease, death or destruction
●    bodily injury or property damage
with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.
II.    Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.
III.    The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a)    become effective on or after 1 st May, 1960, or
(b)    become effective before that date and contain the Limited Exclusion Provision set out above;
provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.
3.    Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:
●    Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)
shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):
Broad Exclusion Provision.*
It is agreed that the policy does not apply:
I.    Under any Liability Coverage, to
●    injury, sickness, disease, death or destruction
●    bodily injury or property damage
(a)    with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or
(b)    resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any Contract entered into by the United States of America, or any agency thereof, with any person or organization.
II.    Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to
●    immediate medical or surgical relief
●    first aid,
to expenses incurred with respect to
●    bodily injury, sickness, disease or death
●    bodily injury
resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.
III.    Under any Liability Coverage, to
●    injury, sickness, disease, death or destruction
●    bodily injury or property damage

resulting from the hazardous properties of nuclear material, if
(a)    the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;
(b)    the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or
(c)    the
●    injury, sickness, disease, death or destruction
●    bodily injury or property damage
arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (c) applies only to
●    injury to or destruction of property at such nuclear facility.
●    property damage to such nuclear facility and any property thereat.
IV.    As used in this endorsement:
“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material other than tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily for its source material content, and (2) resulting from the operation by any person or organization of any nuclear facility included under the first two paragraphs of the definition of nuclear facility; “nuclear facility” means
(a)    any nuclear reactor,
(b)    any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,
(c)    any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,
(d)    any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;
With respect to injury to or destruction of property, the word “injury” or “destruction” includes all forms of radioactive contamination of property. “Property damage” includes all forms of radioactive contamination of property.
V.    The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to
(i)    Garage and Automobile Policies issued by the Reassured on New York risks, or
(ii)    statutory liability insurance required under Chapter 90, General Laws of Massachusetts,

until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.
(4)    Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.
*NOTE. The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.
NOTES: Wherever used herein the terms:
“Reassured”
shall be understood to mean “Company”, “Reinsured”, “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.
“Contract”
shall be understood to mean “Contract”, “Contract”, “Policy” or whatever other term is used to designate the attached reinsurance document.
“Reinsurer”
shall be understood to mean “Reinsurer”, “Underwriters” or whatever other term is used in the attached reinsurance document to designate the reinsurer or Reinsurer.
21/9/67
NMA 1590 (amended)
This provision shall always be subject to the ALTA Loan Policy 6-17-06 and for the avoidance of doubt, shall not exclude any risk specifically cover by the ALTA Loan Policy 6-17-06.
WAR RISK EXCLUSION CLAUSE (REINSURANCE)
As regards interests which at time of loss or damage are on shore, no liability shall attach hereto in respect of any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority.
This War Exclusion Clause shall not, however, apply to interests which at time of loss or damage are within the territorial limits of the United States of America (comprising the fifty States of the Union and the District of Columbia, its territories and possessions, including the Panama Canal Zone and the Commonwealth of Puerto Rico and including Bridges between the United States of America and Mexico provided they are under United States ownership), Canada, St. Pierre and Miquelon, provided such interests are insured under original policies, endorsements or binders containing a standard war or hostilities or warlike operations exclusion clause.
Nevertheless, this clause shall not be construed to apply to loss or damage occasioned by riots, strikes, civil commotion, vandalism, malicious damage, including acts committed by agents of any government, party or faction engaged in war, hostilities or other warlike operation, provided such agents are acting secretly and not in connection with any operations of military or naval armed forces in the country where the interests insured are situated.
This provision shall always be subject to the ALTA Loan Policy 6-17-06 and for the avoidance of doubt, shall not exclude any risk specifically cover by the ALTA Loan Policy 6-17-06.

POOLS. ASSOCIATIONS & SYNDICATES EXCLUSION CLAUSE
Section A:
This Contract excludes:
a.    All business derived directly or indirectly from any Pool, Association or Syndicate which maintains its own reinsurance facilities.
b.    Any Pool or Scheme (whether voluntary or mandatory) formed after March 1, 1968 for the purpose of insuring property, whether on a country-wide basis or in respect of designated areas. This exclusion shall not apply to so-called Automobile Insurance Plans or other Pools formed to provide coverage for Automobile Physical Damage.
Section B:
1.    This Contract excludes business written by the Company for the same perils, which is known at the time to be insured by, or in excess of underlying amounts placed in, any Pool, Association or Syndicate, whether by way of insurance or reinsurance, formed for the purpose of writing any of the following:
Oil, Gas or Petro-Chemical Plants Oil or Gas Drilling Rigs and/or Aviation Risks
2.    The exclusion under paragraph 1 of this Section B does not apply:
a.    Where the Total Insured Value over all interests of the risk in question is less than $250,000,000.
b.    To interests traditionally underwritten as Inland Marine and/or Stock and/or Contents written on a Blanket basis.
c.    To Contingent Business Interruption, except when the Company is aware that the key location is known at the time to be insured in any Pool, Association or Syndicate named above, other than as provided for under subparagraph (a).

NOTES:	Wherever used herein the terms:

“Company”	shall be understood to mean “Company”, “Reinsured”, “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.

“Agreement’”	shall be understood to mean “Agreement”, “Contract”, “Policy” or whatever other term is used to designate the attached reinsurance document.

“Reinsurers’”	shall be understood to mean “Reinsurers”, “Underwriters” or whatever other term is used in the attached reinsurance document to designate the reinsurer or reinsurers.